Exhibit 99

VF Announces Third Quarter Results and Increases Dividend

  Full year earnings guidance moved to higher end of range
  3Q revenues decline 5%; 3% in constant dollars
  3Q EPS of $1.94 includes $.17 per share impact from higher pension expense and currency rates
  3Q gross margin of 44.3% near record levels
  Higher 2009 cash flow from operations: could reach $800 million
  Raising quarterly dividend payment for 37th consecutive year

Information regarding VF’s third quarter conference call webcast today at 4:30 p.m. ET can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--October 26, 2009--VF Corporation (NYSE:VFC), a global leader in branded lifestyle apparel, today announced results for the third quarter of 2009. All per share amounts are presented on a diluted basis.

Third quarter revenues were $2,093.8 million, a decline of 5% compared with $2,206.6 million in the third quarter of 2008, with foreign currency translation accounting for two percentage points of the decline. Net income in the current quarter was $217.9 million compared with $233.9 million in the prior year’s quarter. Earnings per share declined to $1.94 from $2.10. The current year included a $.17 per share combined impact from higher pension expense and foreign currency translation of $.11 and $.06 per share, respectively. Also impacting the comparison was a $.07 per share benefit from unusual items in last year’s third quarter.

For the first nine months of 2009, revenues were $5,304.9 million, down 7% from $5,730.5 million in the prior year period. Foreign currency translation accounted for three percentage points of the decline. Net income and earnings per share both declined 19% to $394.4 million and $3.54 respectively. A majority of the earnings per share decline was due to higher pension expense and foreign currency translation impacts of $.36 and $.19 per share, respectively, which together accounted for $.55 of the $.83 per share reduction.

“We achieved an important improvement in our third quarter performance relative to the first half of the year as conditions have stabilized, giving us the confidence to move our earnings guidance toward the higher end of our prior range,” said Eric C. Wiseman, Chairman, President and Chief Executive Officer. “Our relentless drive to control costs, reduce inventories and focus investments on our highest return opportunities has served us very well during these difficult and volatile times. We will continue this disciplined approach through the balance of this year and into 2010 to maximize opportunities for both top and bottom line growth.”

He continued, “Our four largest brands – Wrangler®, Lee®, The North Face® and Vans®, representing approximately 60% of our total revenues – are strong and healthy, and continue to gain share in most markets. And, we were pleased that our fifth largest brand, Nautica®, grew revenues and achieved a significant improvement in profitability in the quarter with a return to double-digit margins.”

He added, “We are also pleased to announce a 2% increase in our quarterly dividend, to $.60 per share, which will mark 2009 as the 37th consecutive year of higher dividend payments to shareholders. Strong cash generation has enabled us to continue to build on our long-established track record of increasing our dividend and returning superior value to our shareholders.”

Third Quarter Business Review

Outdoor and Action Sports

Third quarter revenues in our Outdoor and Action Sports coalition were about even with the prior year, with operating income and margins each reaching record levels in the period. On a constant currency basis, revenues rose 3%. Global revenues of The North Face® and Vans® brands grew 10% and 4%, respectively, in the quarter on a constant currency basis. Total coalition revenues in our Americas businesses rose 1%, while international revenues were up 4% in constant dollars, led by exceptionally strong growth in Asia. Total direct-to-consumer revenues for our Outdoor and Action Sports coalition rose 17% in the quarter, with double-digit growth in our The North Face®, Vans® and Napapijri® brands.

Operating income rose with margins reaching a record 23.1% in the quarter, with continued expansion in gross margins.

Revenue growth should accelerate in the fourth quarter primarily due to an increase in our owned retail store business, as well as more favorable foreign currency translation rates. In addition, operating margins should continue to expand in the quarter compared with the prior year period.

Jeanswear

As anticipated, revenue comparisons in our global Jeanswear business improved in the third quarter versus the second. On a constant currency basis, revenues were down 7% in the third quarter compared with a 12% decline in the second quarter. The improvement is especially evident in our domestic business, which was down 6% in the third quarter compared with a decline of 12% in the second quarter. We continued to grow market share in our Wrangler® men’s and our Lee® men’s and women’s jeans and casuals businesses in the U.S. Total coalition revenues declined 11% on a reported basis in the quarter.

International jeanswear revenues were down 10% on a constant currency basis in the quarter, reflecting continued difficult economic conditions across Europe. Strong growth continued in Asia, where jeanswear revenues rose 17%.

Operating income declined in the quarter on lower revenues, while operating margins improved to 16.7%.

Fourth quarter revenue comparisons are expected to improve over those of the third quarter. Operating margins should be nearly double those of the prior year’s quarter, reflecting strong gross margin expansion both domestically as well as internationally. In addition, operating margins last year were impacted by actions taken in that period to reduce costs.

Sportswear

Revenues of our Sportswear coalition, which includes our Nautica® brand and the Kipling® brand in North America, grew 4% in the quarter – a significant improvement compared with first half results. While the third quarter benefited from a slight shift in Nautica® brand wholesale shipments from the fourth quarter to the third, we continue to expect better comparisons in the second half versus the first, with a mid single-digit decline in total coalition revenues in the period.

Operating margins rebounded strongly in the quarter to 15.8%, reflecting improved margins in our Nautica®brand wholesale business and aggressive cost and inventory reduction actions. We continue to expect double-digit operating margins for both the fourth quarter and the year.

Contemporary Brands

Revenues of our Contemporary Brands coalition, which consists of the 7 For All Mankind®, lucy®, John Varvatos®, Splendid® and Ella Moss® brands increased 3% (or 4% on a constant currency basis), with the acquisition of the Splendid® and Ella Moss® brands contributing $20 million to revenues in the quarter. Weak conditions in upper tier department and specialty stores continued in the U.S., resulting in a decline in 7 For All Mankind® global brand revenues in the quarter. Despite the revenue challenge, the operating margin for our 7 For All Mankind® brand for the year should be well above VF’s overall long-term target of 15%.

We expect much stronger revenue and operating income comparisons in the fourth quarter, with better top line performance in our 7 For All Mankind® brand resulting from new store openings and continued growth in our international business. The addition of the Splendid® and Ella Moss® brands will also continue to benefit both revenues and operating margins. We remain confident coalition operating margins will return to strong double-digit levels in the fourth quarter.

Imagewear

Imagewear coalition revenues fell 15% in the quarter, with comparable declines in both our Image and Licensed Sports businesses. Our Image business has been impacted this year by high levels of unemployment in key sectors affecting our industrial and protective apparel businesses. Licensed Sports revenues have been impacted by lower attendance at sporting events as well as the overall economic environment which has led to reduced sales of highly discretionary products such as team sports apparel.

Operating income and margins declined reflecting the lower volumes, particularly those in our industrial and protective apparel businesses where profitability levels are higher than the coalition average.

While high unemployment levels will continue to impact Image revenues in the fourth quarter, our customer relationships remain strong and we are well positioned to capitalize on new business opportunities when economic conditions improve. We also expect easier comparisons in our Licensed Sports business in the fourth quarter. The coalition’s operating margin is expected to be relatively stable in the quarter compared with the prior year period.

VF’s gross margins remained near record levels for the period, and were 44.3% compared with 44.4% in last year’s third quarter. Despite a 100 basis point impact from higher pension expense, operating margins declined only slightly, to 15.2% in the quarter from 15.9% in the prior year period.

International and Direct-to-Consumer

Continued growth in our international and direct-to-consumer businesses remain key long-term drivers of both organic growth and margin expansion. During the quarter, international revenues declined 2% on a constant currency basis due to weak market conditions affecting our European jeanswear business in particular. However, on a constant currency basis, international revenues of our Vans®and The North Face® brands rose in the quarter. Our highly profitable Asian business continued to grow strongly, with revenues up 32% in the quarter.

Our direct-to-consumer business increased 6% in the quarter, driven by strong increases in our Vans®, The North Face®, 7 For All Mankind® and Napapijri® brands. Our direct-to-consumer business represented 15% of VF’s total revenues in the quarter, up nearly 2 percentage points from the prior year’s quarter. Operating margins of this business also expanded during the quarter, driven primarily by our successful full-price retail formats. We opened a total of 23 stores across our brands in the quarter, bringing the number of owned retail stores to 733 at the end of the quarter. Year-to-date, we have opened 59 stores, and we now expect to open more than 80 stores in total this year.

Balance Sheet and Cash Flow

“A strong balance sheet and cash flow are VF hallmarks, and our focus on working capital management has further enhanced our financial position in 2009,” said Mr. Wiseman. “We now expect that cash flow from operations could reach $800 million this year, versus our prior guidance of $750 million.”

Cash and equivalents were $379 million and should exceed $600 million at year-end assuming no additional acquisitions this year. Our inventory reduction actions have resulted in a decline in inventories of 13% from September 2008 levels. By year-end, we expect inventories to also be down approximately 13%, or $150 million, from year-end 2008 levels.

Outlook

“We are confident that VF has the right levers in place to drive long-term shareholder value: a foundation of powerful brands with significant long-term growth potential; expanding international and direct-to-consumer platforms that will enhance our brands’ reach to consumers while also driving higher margins; and exceptionally strong cash flow that supports our solid dividend and acquisition strategy,” said Mr. Wiseman.

With three quarters of the year behind us, we are strengthening our full year earnings guidance. We anticipate that 2009 revenues will be down about 6%, with 2% of the decline due to foreign currency translation. Earnings per share should range between $4.85 and $5.00 versus $5.42 in 2008, including a negative impact of approximately $.70 per share in 2009 from higher pension expense and currency translation.

We expect stronger revenue comparisons in the fourth quarter, helped in part by more favorable foreign currency translation rates. Earnings per share should be up sharply over 2008 levels, as comparisons will benefit from our growing direct-to-consumer business, operating efficiencies and the absence of the restructuring actions that reduced last year’s fourth quarter earnings by $.30 per share. Foreign currency translation rates should be neutral to earnings in the quarter, as the quarter is a seasonally lower period of profit contribution from our international businesses. Higher pension expense should impact earnings by $.12 per share.

Dividend Increased

The Board of Directors declared a quarterly cash dividend of $.60 per share, an increase of $.01 per share. The dividend is payable on December 18, 2009 to shareholders of record as of the close of business on December 8, 2009.

Constant Currency Financial Measures

This press release contains constant currency financial information, which is a measure of financial performance that is not prepared in accordance with generally accepted accounting principles ("GAAP"). An explanation of management's use of this non-GAAP financial information is described in the supplemental financial information on page 11.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; disruption and volatility in the global capital and credit markets; general economic conditions and other factors affecting consumer confidence; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Eagle Creek®, Eastpak®, JanSport®, Napapijri®, Nautica®, Kipling®, John Varvatos®, 7 For All Mankind®, lucy®, Splendid®, Ella Moss®, Majestic® and Red Kap®.

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

Webcast Information

VF will hold its third quarter conference call and webcast today at 4:30 p.m. ET. Interested parties should call 1-800-829-9048 domestic, or 1-913-312-1378 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through November 2 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 2419147. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION Consolidated Statements of Income (In thousands, except per share amounts)

	Three Months Ended September		Nine Months Ended September

	2009	2008	2009	2008

Net Sales	$2,075,510	$2,185,825	$5,249,619	$5,669,503
Royalty Income	18,296	20,802	55,298	60,947

Total Revenues	2,093,806	2,206,627	5,304,917	5,730,450

Costs and Operating Expenses
Cost of goods sold	1,165,843	1,227,577	2,996,176	3,184,470
Marketing, administrative and general expenses	610,072	627,839	1,709,664	1,786,788
	1,775,915	1,855,416	4,705,840	4,971,258

Operating Income	317,891	351,211	599,077	759,192

Other Income (Expense)
Interest income	420	1,435	1,750	4,696
Interest expense	(21,325)	(24,310)	(65,159)	(69,516)
Miscellaneous, net	505	(1,677)	3,148	1,138
	(20,400)	(24,552)	(60,261)	(63,682)

Income Before Income Taxes	297,491	326,659	538,816	695,510

Income Taxes	79,430	92,608	145,343	208,495

Net Income	218,061	234,051	393,473	487,015

Net (Income) Loss Attributable to Noncontrolling Interests in Subsidiaries
	(141)	(176)	913	(130)

Net Income Attributable to VF Corporation	$217,920	$233,875	$394,386	$486,885

Earnings Per Share Attributable to VF Corporation
Basic	$1.97	$2.14	$3.57	$4.46
Diluted	$1.94	$2.10	$3.54	$4.37

Weighted Average Shares Outstanding
Basic	110,881	109,106	110,372	109,062
Diluted	112,145	111,258	111,471	111,379

Cash Dividends Per Common Share	$0.59	$0.58	$1.77	$1.74

Fiscal Periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal third quarter ends on the Saturday closest to September 30. For presentation purposes herein, all references to periods ended September 2009, December 2008 and September 2008 relate to the fiscal periods ended as of October 3, 2009, January 3, 2009 and September 27, 2008, respectively.

VF CORPORATION Consolidated Balance Sheets (In thousands)

	September 2009	December 2008	September 2008

ASSETS

Current Assets
Cash and equivalents	$379,148	$381,844	$225,957
Accounts receivable, net	1,102,878	851,282	1,313,919
Inventories	1,171,151	1,151,895	1,341,842
Other current assets	275,556	267,989	222,669
Total current assets	2,928,733	2,653,010	3,104,387

Property, Plant and Equipment	1,586,713	1,557,634	1,582,337
Less accumulated depreciation	956,633	914,907	920,760
	630,080	642,727	661,577

Intangible Assets	1,566,640	1,366,222	1,390,402

Goodwill	1,472,150	1,313,798	1,323,808

Other Assets	308,563	458,111	504,091

	$6,906,166	$6,433,868	$6,984,265

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$252,175	$53,580	$413,469
Current portion of long-term debt	203,147	3,322	3,427
Accounts payable	362,010	435,381	418,712
Accrued liabilities	537,725	519,899	577,716
Total current liabilities	1,355,057	1,012,182	1,413,324

Long-term Debt	939,143	1,141,546	1,142,170

Other Liabilities	754,398	722,895	565,928

Commitments and Contingencies

Stockholders' Equity
Common Stock	110,814	109,848	109,827
Additional paid-in capital	1,842,147	1,749,464	1,747,775
Accumulated other comprehensive income (loss)	(201,708)	(276,294)	78,268
Retained earnings	2,105,758	1,972,874	1,925,132
Noncontrolling interests in subsidiaries	557	1,353	1,841

Total stockholders' equity	3,857,568	3,557,245	3,862,843

	$6,906,166	$6,433,868	$6,984,265

VF CORPORATION Consolidated Statements of Cash Flows (In thousands)

	Nine Months Ended September

	2009	2008

Operating Activities
Net income	$393,473	$487,015
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:

Depreciation	78,616	77,482
Amortization of intangible assets	29,953	29,781
Other amortization	12,346	9,862
Stock-based compensation	26,998	33,824
Pension funding over expense	(35,420)	(711)
Other, net	80,601	11,090
Changes in operating assets and liabilities, net of acquisitions:

Accounts receivable	(237,209)	(363,767)
Inventories	(1,945)	(193,485)
Other current assets	(1,635)	10,929
Accounts payable	(79,225)	(93,990)
Accrued compensation	17,128	(24,259)
Accrued income taxes	3,598	36,373
Accrued liabilities	3,594	52,588
Other assets and liabilities	(26,999)	(12,929)

Cash provided by operating activities of continuing operations	263,874	59,803

Cash used by discontinued operations	-	(1,002)

Cash provided by operating activities	263,874	58,801

Investing Activities
Capital expenditures	(57,746)	(88,319)
Business acquisitions, net of cash acquired	(207,219)	(93,377)
Software purchases	(9,349)	(7,349)
Sale of property, plant and equipment	6,050	5,851
Other, net	(1,875)	1,020

Cash used by investing activities	(270,139)	(182,174)

Financing Activities
Increase in short-term borrowings	196,799	281,340
Payments on long-term debt	(2,582)	(2,945)
Purchase of Common Stock	(52,988)	(149,729)
Cash dividends paid	(195,550)	(190,347)
Proceeds from issuance of Common Stock, net	47,418	63,450
Tax benefits of stock option exercises	4,648	22,246
Other, net	-	(305)

Cash provided (used) by financing activities	(2,255)	23,710

Effect of Foreign Currency Rate Changes on Cash	5,824	3,757

Net Change in Cash and Equivalents	(2,696)	(95,906)

Cash and Equivalents - Beginning of Year	381,844	321,863

Cash and Equivalents - End of Period	$379,148	$225,957

VF CORPORATION Supplemental Financial Information Business Segment Information (In thousands)

	Three Months Ended September		Nine Months Ended September

	2009	2008	2009	2008

Coalition Revenues
Outdoor and Action Sports	$904,625	$906,608	$2,021,095	$2,066,351
Jeanswear	664,801	743,180	1,877,605	2,101,635
Imagewear	221,246	260,099	643,203	748,384
Sportswear	149,050	143,672	356,935	398,256
Contemporary Brands	124,009	120,550	328,611	329,991
Other	30,075	32,518	77,468	85,833

Total coalition revenues	$2,093,806	$2,206,627	$5,304,917	$5,730,450

Coalition Profit
Outdoor and Action Sports	$209,051	$188,621	$364,310	$352,762
Jeanswear	110,782	122,868	266,699	323,499
Imagewear	19,521	40,757	61,476	104,529
Sportswear	23,576	15,491	35,003	32,078
Contemporary Brands	7,503	12,695	23,946	40,011
Other	912	(994)	283	(3,008)

Total coalition profit	371,345	379,438	751,717	849,871

Corporate and Other Expenses	(52,949)	(29,904)	(149,492)	(89,541)
Interest, net	(20,905)	(22,875)	(63,409)	(64,820)

Income Before Income Taxes	$297,491	$326,659	$538,816	$695,510

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (In thousands)

	Three Months Ended September 2009 As Reported	Impact of Foreign Currency Exchange	Three Months Ended September 2009 Constant Currency

Coalition Revenues
Outdoor and Action Sports	$904,625	$(25,887)	$930,512
Jeanswear	664,801	(23,033)	687,834
Imagewear	221,246	73	221,173
Sportswear	149,050	-	149,050
Contemporary Brands	124,009	(882)	124,891
Other	30,075	-	30,075

Total coalition revenues	$2,093,806	$(49,729)	$2,143,535

Coalition Profit
Outdoor and Action Sports	$209,051	$(6,058)	$215,109
Jeanswear	110,782	(2,704)	113,486
Imagewear	19,521	177	19,344
Sportswear	23,576	-	23,576
Contemporary Brands	7,503	(92)	7,595
Other	912	-	912

Total coalition profit	371,345	(8,677)	380,022

Corporate and Other Expenses	(52,949)	-	(52,949)
Interest, net	(20,905)	-	(20,905)

Income Before Income Taxes	$297,491	$(8,677)	$306,168

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (In thousands)

	Nine Months Ended September 2009 As Reported	Impact of Foreign Currency Exchange	Nine Months Ended September 2009 Constant Currency

Coalition Revenues
Outdoor and Action Sports	$2,021,095	$(92,528)	$2,113,623
Jeanswear	1,877,605	(84,631)	1,962,236
Imagewear	643,203	15	643,188
Sportswear	356,935	-	356,935
Contemporary Brands	328,611	(5,615)	334,226
Other	77,468	-	77,468

Total coalition revenues	$5,304,917	$(182,759)	$5,487,676

Coalition Profit
Outdoor and Action Sports	$364,310	$(17,640)	$381,950
Jeanswear	266,699	(6,477)	273,176
Imagewear	61,476	363	61,113
Sportswear	35,003	-	35,003
Contemporary Brands	23,946	(2,456)	26,402
Other	283	-	283

Total coalition profit	751,717	(26,210)	777,927

Corporate and Other Expenses	(149,492)	-	(149,492)
Interest, net	(63,409)	-	(63,409)

Income Before Income Taxes	$538,816	$(26,210)	$565,026

CONTACT:
VF Services
Cindy Knoebel, CFA, VP, Financial & Corporate Communications
212-841-7141 or 336-424-6189, cindy_knoebel@vfc.com